Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated May 22, 2013

$[—] Notes due May 26, 2017 Linked to the Performance of the Barclays Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM Global Medium-Term Notes, Series A, No. C-516

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	May 23, 2013*

Issue Date:	May 29, 2013*

Final Valuation Date:	May 23, 2017**

Maturity Date:	May 26, 2017***

Denominations:	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

Interest:	The notes do not bear interest.

Reference Asset:	Barclays Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM (the “Index”) (Bloomberg ticker symbol “BCC3C3UP <Index>”). Please see “Description of the Reference Asset—” herein.

Index Sponsor:	Barclays Bank PLC or any successor

Participation Rate:	[108% - 118%]* * The actual Participation Rate will be determined on the Initial Valuation Date and will not be less than 108%.

Payment at Maturity:

If the Index Return is greater than 0%, you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Participation Rate times the Index Return. Accordingly, if the Index Return is positive, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Participation Rate × Index Return]

If the Index Return is less than or equal to 0.00%, you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note, if any, equal to (i) $1,000 plus (b) $1,000 times the Index Return. Accordingly, if the Index Return is less than or equal to 0.00%, your payment per $1,000 principal amount Note, if any, will be calculated as follows:

$1,000 + [$1,000 × Index Return]

If the Index declines by more than 0.00% from the Initial Level to the Final Level, you will lose 1% of the principal amount of your Notes for every 1% that the Index Return falls below 0%. You may lose up to 100.00% of your principal. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Terms of Notes Continued on Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0%	100.00%
Total	$[—]	$[—]	$[—]	$[—]

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 0% of the principal amount of the notes, or $0.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.
†	Our estimated value of the Notes on the pricing date, based on our internal pricing models, is expected to be between $954.60 and $960.30 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-2 of this preliminary pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Initial Level:	[—], the Index Closing Level of the Reference Asset on the Initial Valuation Date.

Final Level:	The Index Closing Level of the Reference Asset on the Final Valuation Date.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Index Closing Level:	The closing level of the Index published at the regular weekday close of trading on the relevant valuation date as displayed on Bloomberg Professional® service page “BCC3C3UP <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Change in Law Redemption Event:	Upon the occurrence of a Change in Law (as defined below) that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth herein at the redemption amount on the redemption date. See “Change in Law Redemption Event” in this preliminary pricing supplement.

Hedging Disruption Redemption Event:	Upon the occurrence of a Hedging Disruption Event (as defined below), we may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion at the redemption amount on the redemption date. See “Hedging Disruption Redemption Event” in this preliminary pricing supplement.

Redemption Amount:	In the case of a Change in Law Redemption Event or a Hedging Disruption Redemption Event, the redemption amount will be equal to an amount determined in good faith in a commercially reasonable manner by the Calculation Agent, in its sole discretion, taking into account the latest available quotations for the Index, the futures contracts comprising the Index and any other information that it deems relevant.

Redemption Date:	The third business day following the date on which we provide written notice to the Depository Trust Company (“DTC”) of our election to redeem the Notes pursuant to a Change in Law Redemption Event or Hedging Disruption Redemption Event (the “Notice Date”).

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TVP9/US06741TVP91

*	Expected. In the event that we make any changes to the expected Initial Valuation Date and Issue Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.
**	Subject to postponement in the event of a market disruption event and as described under “Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities” in the prospectus supplement.
***	Subject to postponement in the event of a market disruption event as described under “Terms of the Notes—Maturity Date” and “Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities” in the prospectus supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range of Participation Rates set forth in this preliminary pricing supplement. We determined the size of the range of Participation Rates based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “initial valuation date”) based on prevailing market conditions on the initial valuation date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the initial valuation date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes referenced above and our estimated value of the notes on the initial valuation date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value referenced above, nor our estimated value on the initial valuation date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the initial valuation date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the initial valuation date for a temporary period expected to be approximately twelve months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in

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connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the initial valuation date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their initial valuation date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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What is the Total Return on the Notes at Maturity Assuming a Range of Index Return?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount Note to $1,000 with a hypothetical initial level of 326.9471 and assume a participation rate of 108%. The actual Participation Rate will be determined on the Initial Valuation Date and will not be less than 108%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences of an investment in the Notes and assume that the Notes are held until maturity and that no Market Disruption Event has occurred or is continuing during the term of the Notes.

Final Level	Index Return	Payment at Maturity (per $1,000 principal amount Note)	Total Note Return on the Notes
653.89	100.00%	$2,080.00	108.000%
621.1995	90.00%	$1,972.00	97.200%
588.5048	80.00%	$1,864.00	86.400%
555.8101	70.00%	$1,756.00	75.600%
523.1154	60.00%	$1,648.00	64.800%
490.4207	50.00%	$1,540.00	54.000%
474.0733	45.00%	$1,486.00	48.600%
457.7259	40.00%	$1,432.00	43.200%
425.0312	30.00%	$1,324.00	32.400%
392.3365	20.00%	$1,216.00	21.600%
359.6418	10.00%	$1,108.00	10.800%
335.1208	2.50%	$1,027.00	2.700%
326.9471	0.00%	$1,000.00	0.00%
310.5997	-5.00%	$950.00	-5.00%
277.9050	-15.00%	$850.00	-15.00%
261.5577	-20.00%	$800.00	-20.00%
228.8630	-30.00%	$700.00	-30.00%
196.1683	-40.00%	$600.00	-40.00%
163.4736	-50.00%	$500.00	-50.00%
130.7788	-60.00%	$400.00	-60.00%
98.0841	-70.00%	$300.00	-70.00%
65.3894	-80.00%	$200.00	-80.00%
32.6947	-90.00%	$100.00	-90.00%
0.0000	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the index increases from an initial level of 326.9471 to a final level of 359.6418 (an index return of 10%).

Because the final level of 359.6418 is greater than the initial level of 326.9471, the investor receives a payment at maturity of $1,108.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Participation Rate × Index Return]

$1,000 + ($1,000 × 108% × 10%) = $1,108.00

The total return on the Notes is 10.80% (assuming the Notes were purchased at $1,000 per Note).

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Example 2: The level of the index increases from an initial level of 326.9471 to a final level of 490.4207 (an index return of 50%).

Because the final level of 490.4207 is greater than the initial level of 326.9471, the investor receives a payment at maturity of $1,540.00 per $1,000 principal amount Note.

$1,000 + [$1,000 × Participation Rate × Index Return]

$1,000 + ($1,000 × 108% × 50%) = $1,540.00

The total return on the Notes is 54.00% (assuming the Notes were purchased at $1,000 per Note).

Example 3: The level of the index has not changed from the initial level to the final level (the initial level and the final level are equal to 326.9471) (an index return of 0%).

Because the final level of 326.9471 has not declined from the initial level of 326.9471 and the index return is 0%, the investor will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note.

The total return on the Notes is 0.00% (assuming the Notes were purchased at $1,000 per Note).

Example 4: The level of the index decreases from an initial level of 326.9471 to a final level of 261.577 (an index return of -20%).

Because the final level of 261.5577 has declined from the initial level of 326.9471 by -20%, the investor will receive a payment at maturity of $800.00 per $1,000 principal amount Note.

$1,000 + [$1,000 × Index Return]

$1,000 + [$1,000 × -20%] = $800.000

The total return on the Notes is -20% (assuming the Notes were purchased at $1,000 per Note).

Example 5: The level of the index decreases from an initial level of 326.9471 to a final level of 0.0000.

Because the final level of 0.0000 has declined from the initial level of 326.9471 by -100%, the investor will receive a payment at maturity of $0.00 per $1,000 principal amount Note.

$1,000 + [$1,000 × Index Return]

$1,000 + [$1,000 × -100%] = $0.00

The total return on investment of the Notes is -100% (assuming the Notes were purchased at $1,000 per Note).

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Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of market disruption events that may affect the reference asset, see “Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities”;

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

•

Appreciation Potential—If the Index Return is positive, the payment at maturity of the Notes (subject to our credit risk) will provide you with a return on the Notes equal to the Index Return multiplied by the Participation Rate. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Principal at Risk—If the Final Level declines from the Initial Level you will lose an amount equal to 1% of the principal amount of your Notes for every 1% that the Final Index Level falls below the Initial Level. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

We May, But Are Not Obligated to, Redeem the Notes Upon the Occurrence of a Change in Law Redemption Event or Hedging Disruption Event—We have the right to redeem or “call” your Notes without your consent at our sole discretion upon the occurrence of a Change in Law Redemption Event or a Hedging Disruption Event (both events as described below). See “Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the Index, and Therefore the Value of the Notes.”

If we exercise our right to redeem the Notes upon the occurrence of a Change in Law Redemption Event or Hedging Disruption Event, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the redemption date in a comparable investment. Our right to redeem the Notes upon the occurrence of a Change in Law Redemption Event or Hedging Disruption Event may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following the occurrence of such Change in Law Redemption Event or Hedging Disruption Event.

Moreover, even if such legislative, regulatory or other market changes do not result in a Change in Law Redemption Event or Hedging Disruption Event, or we do not exercise our right to redeem the Notes, the restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the contracts underlying the Index, which could adversely affect the prices of such contracts and, in turn, the return on and the value of the Notes.

Our right to redeem the Notes does not mean that you have any right to require us to repay your Notes prior to maturity.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Notes should be treated in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the Index. Under such a

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characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to the portion of your Notes that reflects the performance of regulated futures contracts. If Section 1256 were to apply to such portion of your Notes, gain or loss recognized with respect to such portion of your Notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark such portion of your Notes to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of the Notes had been sold for fair market value).

It is also possible that you could be required to recognize gain or loss, at least some of which is likely to be short-term capital gain or loss, each time (i) a futures contract that is tracked by the Index rolls or (ii) there is an adjustment to the notional portfolio tracked by the Index. Furthermore, it is possible that you could be required to recognize gain or loss at any time when the Index is modified, adjusted, discontinued or replaced with a successor index.

It is also possible that the Internal Revenue Service could assert that your Notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because (i) a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (ii) the executory contract tracks the value of collectibles only to a limited extent. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes” in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

THESE RISK FACTORS HIGHLIGHT ONLY SOME OF THE RISKS OF THE NOTES DESCRIBED IN THIS PRELIMINARY PRICING SUPPLEMENT (THE “NOTES”). YOU MUST ALSO READ THE RISK FACTORS IN THE PROSPECTUS SUPPLEMENT. SEEK PROFESSIONAL ADVICE BEFORE MAKING ANY INVESTMENT DECISION.

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or any of the futures contracts comprising the Index. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”.

In addition to the risks discussed under the headings above, you should consider the following risks set forth below:

•

Your Investment in the Notes May Result in a Significant Loss; You May be Exposed to Declines of the Index Closing Level—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance

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of the Index and will depend on whether, and the extent to which, the Index Return is positive, 0.00% or negative. If the Final Level is less than the Initial Level, you will lose 1% of the principal amount of your Notes for every 1% Final Level has fallen below the Initial Level. Accordingly, your investment will be exposed to any decline from the Initial Level to the Final Level. You may lose up to 100.00% of your principal.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Changes in Barclays’ Credit Ratings May Affect the Market Value of the Notes—A rating is not a recommendation as to Barclays’ creditworthiness or the risks, returns or suitability of the Notes. Credit ratings may be lowered or withdrawn without notice. Changes in our credit ratings may affect the market value of your Notes. Our credit ratings are an assessment of our ability to pay our obligations, including those on the Notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Notes. However, because the return on your Notes is dependent upon certain factors in addition to our ability to pay our obligations on your Notes, an improvement in our credit ratings will not reduce the other investment risks related to your Notes.

•

We Are Under No Obligation to Avoid the Occurrence of a Hedging Disruption Event By Ceasing or Otherwise Restricting Our Trading Activities That We May Engage In On Behalf of Our Customers or For Proprietary Accounts—We and our affiliates expect to engage in trading activities related to the components of the Index (including the underlying physical commodities), futures or options on index components or the Index, or other derivative instruments with returns linked to the performance of index components or the Index, which activities would be unrelated to the Notes. We may engage in these trading activities in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management, as well as for our and our affiliates’ proprietary accounts. These trading activities may contribute to our aggregate holding of a particular commodity, or derivatives based on prices of that commodity, to which the Index also relates, which may be subject to a specified position limit set by a regulatory or self-regulatory body, including any exchange or trading facility. Under the terms of the Notes, we may redeem the Notes in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event (as defined herein), which may include when Hedge Positions (as defined herein) would contribute to the breach of such applicable position limits. See “Hedging Disruption Redemption Event” for more information. We are under no obligation to cease or otherwise restrict our trading activities that we and our affiliates may engage in on behalf of customers or for proprietary accounts in order to avoid breaching such position limits and to avoid the occurrence of a Hedging Disruption Event. As a result, these trading activities unrelated to the Notes may result in increasing the likelihood of a Hedging Disruption Redemption Event occurring during the term of the Notes.

•

The Payment at Maturity of Your Notes is Not Based on the Level of the Index at Any Time Other than the Final Level on the Final Valuation Date—The Final Level of the Index will be based solely on the Index Closing Level on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Index drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Index prior to such drop. Although the level of the Index on the Maturity Date or at other times during the life of your Notes may be higher than the closing level of the Index on the Final Valuation Date, you will not benefit from any increases in the level of the Index other than the increase, if any, in the level of the Index on the Initial Valuation Date to the final valuation date.

•	No Interest or Other Rights—As a holder of the Notes, you will not receive interest payments.

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Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument

PPS-8

such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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The Index Has a Limited History; Historical Performance of the Index is Not an Indication of Future Performance—Because the Index was created on May 11, 2010, the Index has a limited history. The historical performance of the Index should not be taken as an indication of the future performance of the Index. It is impossible to predict whether the level of the Index will fall or rise during the term of the Notes, in particular in the environment in recent periods which has been characterized by unprecedented volatility. Past fluctuations and trends in the Index are not necessarily indicative of fluctuations or trends that may occur in the future.

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The Index May Underperform the Reference Index—The Index is a proprietary index designed to reflect the potential returns available through the application of certain Enhancement Methodologies (i.e., the Roll Yield Methodology, the Seasonal Methodology, and the Momentum Alpha Methodology) to a basket of futures contracts on physical commodities corresponding to the commodities included in the Reference Index. The Index seeks to outperform the Reference Index through the application of the Enhancement Methodologies. However, there can be no guarantee that the application of any of the Enhancement Methodologies to the relevant underlying futures contracts will result in greater returns than that of the Reference Index. Among other things, the Enhancement Methodologies select contracts for inclusion in the Index based on historical performances of various futures contracts, roll yields and price fluctuations, which are not necessarily indicative of future trends. Even if historical data of the underlying futures contracts proves to be a reliable indicator of future trends in one or more periods during the term of the Notes, the Enhancement Methodologies may not effectively identify such trends or may not succeed in capturing the benefits of such trends. As such, an investment in the Notes may underperform compared to a corresponding investment in instruments linked to the Reference Index, possibly by a substantial margin. Additionally, even if the Enhancement Methodologies succeed in their objectives as of their monthly rebalancing dates (i.e., even if the application of these proprietary methodologies on a monthly basis result in weightings and futures contracts for the Index that should, as of the relevant monthly rebalancing date, accomplish the objectives of the Index), because the Index is rebalanced monthly, there can be no guarantee that the futures contracts will not perform poorly between monthly rebalancing dates. Any underperformance of the futures contracts referenced by the Index may have an adverse impact on the level of the Index and the market value of your Notes.

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The Index Contracts Selected Pursuant to the Roll Yield Methodology May Result In a Less Favorable Roll Yield or a Negative Roll Yield—Unlike many traditional commodity indices, which roll their exposures into futures contracts that are nearest to expiration, the futures contracts underlying the Index may be rolled into futures contracts with more distant expiration dates, as selected by the Roll Yield Methodology. Rolling is the process by which a futures contract approaching expiration is replaced by a similar contract that has a later expiration. “Roll yield” refers to any profit (i.e., positive roll yield) or loss (i.e., negative roll yield) represented by the difference between (i) the return of buying and selling a futures contract in connection with the rolling process and (ii) the return reflected by the movement in the spot price of the underlying commodity between the purchase date and the sale date. A positive roll yield generally occurs when the price of the longer tenor futures contract is lower than the spot price for the underlying commodity or the price of the shorter tenor futures contract, which is typically realized when the market for such contracts are in “backwardation”; and a negative roll yield generally occurs when the price of the longer tenor futures contract is higher than the spot price for the underlying commodity or the price of the shorter tenor futures contract, which is typically realized when the market for such contracts are in “contango.” The Roll Yield Methodology seeks to select for inclusion in the Index, the futures contract that is expected to generate the greatest positive roll yield or the lowest negative roll yield. There can be no guarantee that the Roll Yield Methodology will succeed in its objectives. The actual performance of the futures contracts selected for inclusion in the Index may ultimately result in a lower positive roll yield (or a greater negative roll yield) than their implied roll yields determined based on their historical closing prices pursuant to the Roll Yield Methodology, and such futures contracts may underperform the futures contracts nearest to expiration which are more commonly tracked by traditional commodity indices. If this were to occur, your investment in the Notes may underperform compared to a corresponding investment in instruments linked to traditional commodity indices or linked to the Reference Index.

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The Index Rolls Its Exposure to Certain Futures Contracts On an Annual Basis Pursuant to the Seasonal Methodology; Accordingly, the Index Will Not Reflect Short-Term Price Movements of These Futures Contracts—The Reference Index rolls its exposure in natural gas and heating oil commodity futures from an expiring futures contract into a new futures contract on a monthly basis. By comparison, the Index, through the application of the Seasonal

PPS-9

Methodology, maintains its exposure to natural gas and heating oil futures (and, if gas oil were to comprise a part of the Index in the future, gas oil) by rolling into a new natural gas or heating oil futures (or gas oil, if applicable) contract on an annual basis. Specifically, in October of each calendar year, the Index rolls its exposure in the natural gas or heating oil (or gas oil, if applicable) futures contract expiring in December of such calendar year into a natural gas or heating oil (or gas oil, if applicable) futures contract expiring in December of the immediately following calendar year. For these underlying commodities, because the Index rolls its exposure into a futures contract that expires a full year out, the performance of the Index will be less affected by short-term economic, weather and other factors impacting the futures prices of natural gas or heating oil (or gas oil, if applicable) at any given time, which might be captured by an index that rolls its exposure to these futures prices on a monthly basis. Instead, the Index will be more affected by the performance of longer tenor natural gas and heating oil (or gas oil, if applicable) futures prices. Accordingly, the level of the Index (and, consequently, the market value of your Notes) may not reflect any short-term increases in futures prices of natural gas or heating oil (or gas oil, if applicable), which may be reflected by an investment linked to commodities indices such as the Reference Index or other traditional commodities indices that roll their exposure to futures contracts on a monthly basis.

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The Momentum Alpha Methodology May Select Futures Contracts that Underperform Nearby Futures Contracts—The Momentum Alpha Methodology is designed to evaluate the historical performance of futures contracts with a predetermined range of later expiration dates and the historical performance of nearby futures contracts, and to select for inclusion in the Index the futures contracts with later expiration dates that historically have demonstrated greater returns when compared to the nearby futures contracts as determined pursuant to the methodology described in this Preliminary Pricing Supplement. There can be no guarantee that the Momentum Alpha Methodology will succeed in its objectives. The Momentum Alpha Methodology evaluates the returns of a hypothetical index with a rolling process occurring with respect to contracts expiring one month, two months and five months in the future. The methodology does not evaluate the returns of all potential futures contracts with later expiration dates and, consequently, the Momentum Alpha Methodology may fail to evaluate or capture futures contracts with later expiration dates outside of what is contemplated by the methodology, which may potentially produce better returns relative to nearby futures contracts. If the futures contracts chosen pursuant to the Momentum Alpha Methodology underperform the corresponding futures contracts underlying the Reference Index or if the contracts chosen using the Momentum Alpha Methodology results in lower roll yields or negative roll yields, then the components of the Index will underperform the corresponding components of the Reference Index. If this were to occur, your investment in the Notes may underperform a corresponding investment linked to the Reference Index or other traditional commodity indices.

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The Index Does Not Provide Exposure to the Spot Prices of Any Commodity; You May Not Be Able to Use the Notes to Effectively Hedge Against Commodity-Related Losses or to Indirectly Invest in Commodities—The Index levels reflect the prices for futures contracts for certain commodities, as selected through the application of the Enhancement Methodologies. The Index does not track the current or “spot” prices for any of the commodities referenced therein. A commodity futures contract represents an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or spot price reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at any given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity, and expectations concerning supply and demand for the commodity. Because the Index reflects the prices of futures contracts then referenced by the Index, the Notes are not intended to be representative of an investment that provides exposure to spot prices of commodities. While price movements in futures contracts of physical commodities may at times correlate with changes in the spot prices of those commodities, such correlation may only be approximate or at times be weak. As such, the Notes will not be an effective means to hedge against the risk of losses in commodity-related transactions or an effective means to indirectly invest in commodities.

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Concentration Risks Associated with the Index May Adversely Affect the Market Value of the Notes—Because the Notes are linked to the Index, which is comprised of futures contracts on physical commodities, it will be less diversified than funds, investment portfolios or indices taking positions in a broader range of assets and, therefore, could experience greater volatility. You should be aware, in particular, that other commodities indices may be more diversified in terms of both the number of and variety of futures contracts on commodities than the Index. Your investment may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

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The Intra-month Daily Weightings of the Commodities Underlying the Index may Diverge Substantially from the Daily Weightings of The Commodities Underlying the Reference Index—As described in the section entitled “The Barclays Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM Index Description”, the target weightings of the relevant futures contracts for each commodity in the Index are calculated on each Observation Date based on estimates of the expected weights of the Index Commodities of the Reference Index immediately subsequent to the Roll Period. As the target weights for the futures contracts in the Index for purposes of this rebalancing are determined immediately preceding

PPS-10

each Roll Period, the actual weights of the futures contracts underlying the Index and the Reference Index will in most cases differ immediately following the Roll Period. Further, as a result of the relative price performance of these different futures contracts during the month, the intra-month weightings of the futures contracts may differ, perhaps substantially, from the target weighting derived on the previous Observation Date. A significant divergence in weightings between the Index and the target weights may adversely impact the level of the Index, and the market value of your Notes.

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Commodity Prices May Change Unpredictably, Affecting the Values of the Index, Index Contracts and Your Notes in Unforeseeable Ways—Trading in futures contracts on physical commodities, including trading in future contracts underlying the Index, is speculative and can be extremely volatile. Market prices of the futures contracts underlying the Index may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of different futures contracts in respect of the relevant commodity. These factors may affect the level or value of the Index Contracts, and therefore the level of the Index and the market value of your Notes in varying ways, and different factors may cause the prices of these futures contracts, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

The prices of commodities, including the underlying commodities, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. In particular, recent growth in industrial production and gross domestic product has made China an oversized user of commodities and has increased the extent to which certain commodities rely on the Chinese markets. Political, economic and other developments that affect China may affect the value of the underlying commodities and, thus, the market value of your Notes. Because certain of the underlying commodities may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities and therefore, the level of the Index and the market value of your Notes.

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Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Market Value of Your Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the market value of your Notes.

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Future Prices of the Index Contracts That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Redemption—The Index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts underlying the Index approach expiration, they are replaced by, or “rolled” into similar contracts that have a later expiration. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices of futures contracts are lower in the distant delivery months than the spot price of the underlying commodity or the price of the futures contracts in the nearer delivery months, a positive “roll yield” would be reflected in the level of the Index. The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract. The absence of backwardation (or “contango”) in the commodity markets could result in negative “roll yields”, which could adversely affect the level or value of the Index underlying your Notes and, accordingly, decrease the payment you receive at maturity or upon redemption.

PPS-11

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Changes in the Futures Contract for Heating Oil underlying the Index May Adversely Affect the Level of the Index and the Market Value of Your Notes—The New York Mercantile Exchange (“NYMEX”) had previously announced that the futures contract relating to heating oil that underlies the Index would be delisted in 2013. However, NYMEX has since announced that it will not delist the futures contract but instead will alter the contract specifications beginning with the May 2013 futures contract. As a result of these changes, trading in the futures contract may become illiquid or experience other adverse trading impacts prior to, during or after the date such changes become effective. Certain limitations, suspensions or disruptions in the trading of futures contracts referenced by the Index may result in an Index Disruption Event, which may require the Index Sponsor to make such determinations or adjustments with respect to the Index methodology or Index level as it considers appropriate at any time, as described further under “The Barclays Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return Index—Index Disruption Events”. Any of the foregoing events may have an adverse impact on the level of the Index and therefore the market value of and payment at maturity or upon redemption of the Notes.

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You Have No Interest or Rights In the Underlying Futures Contracts—You have no interest or right in the futures contracts referenced by the Index (such contracts, the “Index Contracts”) to which your Notes are linked. Buying the Notes is not the same as a direct investment in the Index Contracts or their underlying physical commodities. The market value of the Notes may not reflect movements in the price of the Index Contracts or their underlying physical commodities. You will not have rights that investors in the Index Contracts or their underlying physical commodities may have. Your Notes will be paid in cash, and you will have no right to receive delivery of any Index Contracts or commodities underlying the Index Contracts.

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Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the Index, and Therefore the Value of the Notes—Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Notes and Therefore the Amounts Payable on your Notes—Commodity futures contracts, such as those underlying the Index, are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. The Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly known as the “Dodd-Frank Act”, provides for substantial changes in the regulation of the futures and over-the-counter derivatives markets. Among other things, the Dodd-Frank Act is intended to limit speculation and increase transparency in the commodity derivative markets and regulate the over-the-counter derivatives markets. The legislation requires regulators, including the Commodity Futures Trading Commission (the “CFTC”), to adopt rules on a variety of issues and many provisions of the legislation have not yet become effective, pending the effective dates of such rules and, in some cases, the adoption of additional rules. Therefore, the Dodd-Frank regulatory scheme has not yet been fully implemented, although certain requirements, including registration and reporting requirements, as well as centralized clearing requirements for certain products and market participants, are in effect. However, the ultimate impact of the regulations on the markets and market participants cannot yet be determined.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures and swap positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation, and the CFTC had previously adopted such rules. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the Dodd-Frank Act, and the CFTC’s adoption of rules on position limits, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. Industry trade groups filed a lawsuit against the CFTC challenging the rules adopted by the CFTC on position limits. On September 28, 2012, the U.S. District Court for the District of Columbia granted a summary judgment motion in favor of the industry trade groups that vacated and remanded the position limit rules adopted by the CFTC. However, the CFTC may contest this ruling. If the ruling is reversed, the proposed position limits may become effective in the future. In addition, if the ruling is not reversed, the CFTC will promulgate further rules, which may be similar to the rules previously adopted. The rules ultimately adopted by the CFTC will likely limit transactions in the futures and over-the-counter derivative markets and could substantially reduce liquidity and increase market volatility in the commodities futures contracts such as the reference asset. This could in turn adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity, increase volatility and adversely affect prices, which could in turn adversely affect the value of the Index.

PPS-12

Other regulatory organizations have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets. For example, the European Commission recently published a proposal developed by the European Securities and Markets Authority (“ESMA)”, which updates the Markets in Financial Instruments Directive, commonly known as “MiFID II,” and the Markets in Financial Instruments Regulation, commonly known as “MiFIR.” The scope of the final regulations and the degree to which member states will be allowed discretion in implementing the directive is yet to be seen. If these regulations are adopted, including, for example, regulations requiring position limits, they could substantially reduce liquidity and increase volatility in the commodities futures contracts such as those underlying the Index, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. The European Commission has also adopted the European Market Infrastructure Regulation (“EMIR”), which requires many OTC derivatives to be centrally cleared and, together with technical standards published and to be published by ESMA, will establish margin and capital requirements for non-centrally cleared OTC derivatives. There exists potential for inconsistency between regulations issued by the CFTC and technical standards adopted under EMIR, which could lead to market fragmentation.

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The Market Value of the Notes May Be Influenced by Many Unpredictable Factors—The market value of your Notes may fluctuate between the date you purchase them and the final valuation date. You may also sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the prices of the futures contracts underlying the Index and the level of the Index will affect the market value of your Notes more than any other factor. Other factors that may influence the market value your Notes include:

•	prevailing spot prices for the commodities on which the Index is based;

•	the time remaining to the maturity of the Notes;

•	supply and demand for the Notes;

•	economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the Reference Index, the Index or the market prices of any of the Index Contracts;

•	the general interest rate environment; and

•	the creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in credit ratings or other credit measures of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

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The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges—The Index is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). However, the Index Contracts may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

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Barclays Bank PLC and its Affiliates Have No Affiliation with UBS or S&P Dow Jones Indices and Are Not Responsible for Their Public Disclosure of Information, Which May Change Over Time—Your Notes are linked to the Index, which is calculated using the same methodology as the Reference Index is calculated and published by UBS and S&P Dow Jones Indices, subject to certain adjustments through the application of the Enhancement Methodologies described in this Preliminary Pricing Supplement. We and our affiliates are not affiliated with UBS or S&P Dow Jones Indices, sponsors and calculation agent for the Reference Index, in any way and have no ability to control or predict their actions, including any errors in, or discontinuation of disclosure regarding their methods or policies relating to the calculation of the Reference Index. All disclosure in this Preliminary Pricing Supplement regarding the Reference Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Reference Index, UBS and S&P Dow Jones Indices. UBS and S&P Dow Jones Indices have no obligation to consider your interests as a holder of the Notes.

PPS-13

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The Policies of UBS and S&P Dow Jones Indices and Changes That Affect the Composition and Valuation of the Index Could Affect the Market Value of the Notes and the Amount Payable at Maturity—The level of the Index is calculated using the same methodology as the Reference Index, except for adjustments to reflect the modified roll schedules which may result from using the Enhancement Methodologies for each relevant commodity as described further below. Consequently, the policies of UBS and S&P Dow Jones Indices concerning the calculation of the level of the Reference Index, additions, deletions or substitutions of the physical commodities or futures contracts underlying the Reference Index, and any modifications that UBS and S&P Dow Jones Indices makes to the methodology governing the Reference Index, may have an adverse impact on the Index and, therefore, the market value of the Notes and amount payable on the Notes at maturity or upon redemption. UBS and S&P Dow Jones Indices are not under any obligation to continue to calculate or publish information regarding the Reference Index, or calculate or publish any successor indices. If UBS and S&P Dow Jones Indices were to discontinue or suspend the calculation or publication of information about the Reference Index, it may become difficult to determine the level of the Index, and therefore, the market value of the Notes or the amount payable on the Notes at maturity. Further, a Reference Index Change Event (as defined below under “The Barclays Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return Index—Reference Index Change Events”) may occur, which may require Barclays Bank PLC, in its capacity as Index Sponsor, to make certain adjustments or modifications to the Index. Any such adjustments or modifications may have an adverse impact on the level of the Index and, consequently, the market value of the Notes. Furthermore, the annual weightings and composition for the Reference Index are determined each year by UBS under the supervision of its Supervisory Committee (as described in the section entitled “The Reference Index—Oversight of the Reference Index” in this Preliminary Pricing Supplement), which has a significant degree of discretion in exercising its supervisory duties with respect to the Reference Index and has no obligation to take the needs of holders of the Notes into consideration when reweighting or making any other changes in the Reference Index.

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Trading by UBS and its Affiliates and Activities by UBS and its Affiliates and Chicago Mercantile Exchange, Inc., the indirect parent of S&P Dow Jones Indices and its Affiliates, in Instruments Linked to the Reference Index or its Components May Adversely Affect the Value of the Commodity Indices—UBS and its affiliates may engage in trading in the Reference Index, related indices and their components, futures or options on components of such indices, the physical commodities underlying such components and other investments relating to the Reference Index or their respective components on a regular basis as part of their general business, for proprietary accounts, for other accounts under management, to facilitate transactions for customers or to hedge obligations under products linked to the Reference Index or related indices or sub-indices. It is possible that UBS and its affiliates could receive substantial returns from these hedging activities or other transactions while the market value of the components of the Reference Index (and, consequently, potential components of the Commodity Indices) and the value of the Reference Index and related indices (including the Index) or sub-indices decline. Moreover, one or more of UBS and its affiliates, Chicago Mercantile Exchange, Inc. (“CME”) or S&P Dow Jones Indices and its affiliates could take other actions that could impact the Reference Index such as delisting a component of the Reference Index, changing the contract specifications of a component of the Reference Index, or making other changes to the methodology of the Reference Index. The CME also has certain responsibilities and duties with respect to trading on its markets that may require it to take certain actions with respect to the components of the Reference Index. Although they are not intended to, any of these actions could adversely affect the market price of the components of the Reference Index (and, consequently, potential components of the Index) or the value of the Reference Index and related indices or sub-indices. With respect to any of the activities described above, none of UBS, CME, S&P Dow Jones Indices nor their respective affiliates has any obligation to take into consideration at any time the needs of any buyer, seller, holder, issuer, market maker of any product linked to the Reference Index or related indices (including the Index) or sub-indices or any other person. UBS may also issue or underwrite securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. Moreover, the CME may list other financial products linked or related to the performance of any of the foregoing that could impact the value of the Reference Index.

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Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index or the Components of the Index May Impair the Market Value of the Notes—We or one or more of our affiliates may hedge our obligations under the Notes by purchasing components of the Index (the “Index Contracts”) (including the underlying physical commodities), futures or options on Index Contracts or the Index, or other derivative instruments with returns linked to the performance of Index Contracts or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Contracts and the value of the Index and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in Index Contracts, futures or options on Index Contracts, the physical commodities underlying the Index Contracts or the Index, and other investments relating to Index Contracts or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts

PPS-14

under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the Index Contracts or the value of the Index and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

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Barclays Bank PLC Has a Non-Exclusive Right to Use the Reference Index—We have been granted a non-exclusive right to use the Reference Index and related service marks and trademarks in connection with the Notes pursuant to a license agreement with UBS and S&P Dow Jones Indices. If we breach our obligations under the license agreement, UBS and S&P Dow Jones Indices will have the right to terminate our license. If UBS and S&P Dow Jones Indices choose to terminate the license agreement, we still have the right to use the Reference Index and related service marks and trademarks in connection with the Notes until their maturity, provided that we cure our breach within thirty days of the termination of the license. If we fail to cure this breach, it may become difficult for us to determine your payment at maturity or upon redemption in connection with the Notes. The calculation agent in this case will determine the level or value of the Index or Reference Index, as applicable, or the market value of the Notes—and thus the amount payable at maturity or upon redemption—in a manner it considers appropriate in its reasonable discretion.

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Data Sourcing and Calculation Associated with the Reference Index May Adversely Affect the Market Price of the Notes—The annual composition of the Reference Index, and therefore the Index, will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of futures contracts underlying the Reference Index. Any discrepancies that require revision are not applied retroactively by the sponsor of the Reference Index but will be reflected in the weighting calculation of the Reference Index for the following year. Additionally, UBS may not discover every discrepancy. Furthermore, as noted above, the Supervisory Committee of the sponsor of the Reference Index has a significant degree of discretion in exercising its supervisory duties with respect to the Reference Index and has no obligation to take the needs of holders of the Notes into consideration when reweighting or making any other changes in the Reference Index.

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UBS May Be Required to Replace a Designated Contract if the Existing Futures Contract Is Terminated or Replaced—If a designated futures contract tracked by the Reference Index (and, therefore, the Index) were to be terminated or replaced in accordance with the rules set forth in the Dow Jones-UBS Commodity Index Handbook (the “DJ-UBSCI Handbook”), a comparable futures contract would be selected by the Supervisory Committee of the sponsor of the Reference Index, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of the Reference Index and therefore, the Index, and the value of your Notes.

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As Index Sponsor, Barclays Bank PLC Will Have the Authority to Make Determinations That Could Create Conflicts of Interest and/or Have an Adverse Effect On the Market Value of Your Notes—Barclays Bank PLC is the Index Sponsor. The Index Sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in the section entitled “The Barclays Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return Index—Change in Methodology; Adjustments; Termination of the Index” in this Preliminary Pricing Supplement, the Index Sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index. For instance, the Index Sponsor may, under certain circumstances, modify the methodology for calculating the Index level or make certain changes to the way in which the level of the Index is calculated. The Index Sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the market value of your Notes. The role played by Barclays Bank PLC, as Index Sponsor, and the exercise of the kinds of discretion noted above could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Notes. The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

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There Are Potential Conflicts of Interest Between You and Barclays Bank PLC, As the Calculation Agent With Respect to the Notes—Currently, Barclays Bank PLC serves as the calculation agent for the Notes. We will, among other things, decide the amount payable on the Notes at maturity or upon redemption. If the Index Sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Notes linked to the Index or the amount payable on the Notes at maturity. If events such as these occur, or if the Index level is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the Index level. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Description of Medium-Term Notes—Calculations and Calculation Agent” in the prospectus supplement. The circumstances in which the Index Sponsor will be required to make such a determination are described more fully under “Index Disruption Events”, “Reference Index Change Events”, “Index Force Majeure Events”, “Index Sponsor Determinations” and “Change in Index Methodology; Adjustments; Termination of the Index”.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event with respect to the Notes has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

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Other Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes and hedging our obligations under the Notes. We and our affiliates may engage in trading in the Index, the Reference Index, components of such indices, futures or options on components of such indices, the physical commodities underlying such components and other investments relating to the Index, the Reference Index or their respective components on a regular basis as part of our general business, for proprietary accounts, for other accounts under management, or to facilitate transactions for customers. In performing these roles and in engaging in any of these transactions, our economic interests and the economic interest of our affiliates may be potentially adverse to your interests as an investor in the Notes. Any of these transactions could adversely affect the value of the Index Contracts and the market value of the Notes. It is possible that we or our affiliates could receive substantial returns from these activities while the value of the Index and the market value of the Notes decline. With respect to any of the activities described above, neither we nor our affiliates have any obligation to take into consideration your interests as an investor in the Notes. We and our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing.

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The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market. The estimated value of your Notes on the initial valuation date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

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The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes. The estimated value of your Notes on the initial valuation date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

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The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions. The estimated value of your Notes on the initial valuation date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

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The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

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The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes. Assuming that all relevant factors remain constant after the initial valuation date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the initial valuation date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

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We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

Description of the Reference Asset – The Barclays Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM

Overview

The Barclays Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM (the “Index”; Bloomberg ticker: “BCC3C3UP<Index>”) is a Barclays proprietary commodities index that is designed to reflect the returns that are potentially available through the application of the Roll Yield, Seasonal or Momentum Alpha Methodologies (each, an “Enhancement Methodology” and together, the “Enhancement Methodologies”), each as described further below, to the futures contracts for certain underlying physical commodities. The commodities underlying the Index are selected so as to correspond to the commodities included at any given time in the Dow Jones-UBS Commodity Index –Excess Return (the “Reference Index” or the “DJ-UBSCISM”; Bloomberg ticker: “DJUBS Index”). Additionally, the relative target weightings of the commodities underlying the Index are adjusted on a monthly basis (as further described below) to approximate the target weightings of the commodities included in the Reference Index.

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The Enhancement Methodologies

The Index is comprised of a basket of exchange-traded futures contracts for the underlying commodities included at any given time in the Reference Index, which are rolled on a monthly basis. As further described in the section entitled “The Commodity Futures Markets” below, futures contracts are, by their terms, subject to expiration and investors seeking to maintain exposure to such future contracts are required to close out their position in the expiring futures contract and establish a new position in a futures contract with a later expiry date, a process referred to as “rolling”.

Traditional commodity indices generally roll their exposure in the expiring futures contracts comprising the index into the “next nearby” futures contracts (or the contract closest to expiration that satisfies the pre-determined roll schedule of the relevant index). By comparison, the Index applies the following Enhancement Methodologies to select one of a series of futures contracts, which may have more distant expirations, into which the Index rolls its exposure in the current futures contract:

•	The Roll Yield Methodology seeks to select the futures contract that is expected to generate the greatest positive roll yield or the lowest negative roll yield through the rolling process.

•	The Seasonal Methodology seeks to select the futures contract that is expected to mitigate the effects of seasonality on the prices of futures contracts for the relevant underlying physical commodity.

•	The Momentum Alpha Methodology seeks to select the futures contract that has historically demonstrated the greatest outperformance, as compared to the nearby futures contract.

Through the application of these Enhancement Methodologies to different physical commodities, the Index seeks to provide returns that outperform the underlying Reference Index. For more information on the rules-based criteria used to select the futures contract in each Enhancement Methodology and the underlying commodities to which Enhancement Methodology is applied, see “Contract Selection Through the Application of the Enhancement Methodologies” below.

The Index is an excess return index reflecting the price return and the roll yield of the relevant futures contract and excludes the Treasury bill return, as described further under the section “The Commodity Futures Markets” herein.

The Index was launched on May 11, 2010 by Barclays Bank PLC (the “Index Sponsor”) with an initial level set to 100 as of December 30, 1999. The Reference Index and, therefore, the Index currently includes the 20 commodities specified in Table 1 below.

The Commodity Futures Markets

Futures contracts on physical commodities and commodity indices are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities and commodity indices are traded in the over-the-counter market and through various types of physical and electronic trading facilities and markets. At present, all of the contracts reflected in the Index and the Reference Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the clearing house or brokerage firm as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or brokerage firm involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”. Futures contracts are traded on organized

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exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a market participant may elect to close out its position by taking an opposite position on the exchange on which the market participant obtained the initial position. This operates to terminate the position and fix the market participant’s profit or loss.

Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity must close out its position in the expiring contract (the “Nearby Future”, “current futures contract” or “Lead Futures”) and establish a new position in a contract with a later-dated delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month may, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This would “roll” the November position into a December position, and, when the November contract expires, the market participant would still have a long position in the first nearby delivery month.

Traditional commodity indices, such as the Reference Index, generally roll into the futures contract expiring in the next nearest delivery month (or the contract closest to expiration that satisfies such indices’ pre-determined roll schedule) (each such contract, a “Next Nearby Future”, “roll futures contract” or “Next Futures”). However, in the case of the Index (as described further under the section entitled “Contract Selection Through the Application of the Enhancement Methodologies” below), the new contract that is selected each month might be any of a number of longer-dated futures contracts, and not necessarily the contract with the next nearest delivery month.

The return from investing in a futures contract derives from the price return (changes in the price of the relevant futures contract), the roll yield, and any interest earned (typically based on the 3-month U.S. Treasury bill rate) on the cash deposited as the initial margin for the purchase of the relevant futures contract (the “Treasury bill return”). A total return index comprised of futures contracts reflects returns from all three sources—price return, roll yield, and Treasury bill return. An excess return index comprised of futures contracts reflects the price return and the roll return of the relevant futures contracts but does not include Treasury bill return. The Index is an excess return index.

Roll yield may be generated as a result of holding futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in “backwardation”, and positive roll yield may be generated when higher-priced near-term futures contracts are “sold” to “buy” and hold lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher than the nearer contracts and spot prices, the market is in “contango”, and negative roll yields may result from the “sale” of lower priced near-term futures contracts to “buy” and hold higher priced longer-dated contracts.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodity Futures Trading Commission (the “CFTC”). The CFTC and the exchanges have previously adopted and in the future may adopt or amend rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

The Reference Index

The Index is designed to provide exposure to the same commodities that are included in the Dow Jones-UBS Commodity Index—Excess Return (“Reference Index” or the “DJ-UBSCI”; Bloomberg ticker: “DJUBS Index”), and, therefore, the group of physical commodities underlying the Index replicates the composition of the Reference Index. The Reference Index is designed to be a benchmark for commodities as an asset class, and to reflect the returns that are potentially available through an unleveraged investment in the futures contracts on the physical commodities comprising the Reference Index. The Reference Index is calculated by CME Group Index Services LLC (“CME Indexes”), a joint venture between CME Group Inc. and Dow Jones & Company, Inc., and is published by S&P Dow Jones Indices in conjunction with UBS Securities LLC (“UBS”). The Reference Index was launched on July 14, 1998.

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As described below, the Reference Index currently includes 20 commodities out of 24 commodities eligible for inclusion. In any subsequent year, the Reference Index may include eligible commodities not included for 2013, or may remove commodities that were included in 2013 or previous years, which decision generally would be implemented as part of the Reference Index’s January rebalancing process. Since the Index is calculated in accordance with the Reference Index methodology, with the adjustments described in this Preliminary Pricing Supplement, to the degree any commodity is added to or removed from the Reference Index, it will likewise be added to or removed from the Index over the relevant roll period as contemplated in the Reference Index methodology.

We have derived all information contained in this preliminary pricing supplement regarding the Reference Index, including, without limitation, its make up, its method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, UBS Securities LLC (“UBS”), and S&P Dow Jones Indices LLC (“S&P Dow Jones Indices”) (together, the “Reference Index Sponsors”).

The Reference Index is the successor to the Dow Jones-AIG Commodity Index and has an identical methodology, form and format as the Dow Jones-AIG Commodity Index. According to publically available information, in 2010, CME Group Inc. and Dow Jones & Company, Inc. announced the launch of a new joint venture company, CME Indexes. Subsequently, in 2012, the McGraw-Hill Companies (“McGraw-Hill”) and the CME Group announced the launch of S&P Dow Jones Indices, a joint venture that combines the two index brands, S&P Indices and S&P Dow Jones Indices.

The Reference Index is calculated and published by S&P Dow Jones Indices, in each case, in conjunction with UBS (together, the “index sponsors”). In connection with any offering of securities, neither we nor any of our agents or dealers have participated in the preparation of the information described in the first paragraph of this section or made any due diligence inquiry with respect to the index sponsors. Neither we nor any of our agents or dealers have independently verified or performed due diligence with respect to the accuracy or completeness of such information or any other publicly available information regarding the Reference Index or the index sponsors.

You, as an investor in the Notes, should make your own investigation into any Index and the index sponsors. The index sponsors are not involved in any offer of securities in any way and have no obligation to consider your interests as a holder of the Notes. The index sponsors have no obligation to continue to publish the Reference Index and may discontinue or suspend publication of any Index at any time in their sole discretion.

One or more of UBS and its affiliates may engage in trading in futures contracts and options on futures contracts on the commodities that underlie the Reference Index, as well as commodities, including commodities included in the Reference Index, related indexes and sub-indexes of the Reference Index, and other investments relating to commodities included in the Reference Index, related indexes and sub-indexes of the Reference Index on a regular basis as part of its general business, for proprietary accounts, for other accounts under management, to facilitate transactions for customers or to hedge obligations under products linked to the Reference Index, related indexes or sub-indexes of the Reference Index. Although they are not intended to, any of these activities could adversely affect the market price of the Reference Index components or the value of the DJ-UBS Commodity Index, related indexes and sub-indexes of the Reference Index. It is possible that one or more of UBS and its affiliates could receive substantial returns from these hedging activities while the market value of the commodities that underlie the Reference Index and the value of the Reference Index, related indexes or sub-indexes of the Reference Index decline. With respect to any of the activities described above, neither UBS nor its affiliates has any obligation to take into consideration at any time the needs of any buyer, seller, holder, issuer, market maker of any product linked to the Reference Index, including the notes.

UBS or its affiliates may also issue or underwrite securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing.

Historical performance of the Reference Index is not an indication of future performance. Future performance of the Reference Index may differ significantly from historical performance, either positively or negatively.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or the accompanying prospectus supplement and prospectus.

Reference Index—Overview

The Reference Index is a non-proprietary index that is designed to be a benchmark for commodities as an asset class. It is composed of futures contracts on physical commodities and is intended to reflect the returns that are potentially available through an unleveraged investment in those contracts.

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Four Main Principles Guiding the Creation of the Reference Index

The Reference Index was created using the following four main principles:

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Economic Significance. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Reference Index uses both liquidity data and U.S. dollar-weighted production data in determining the relative quantities of included commodities. The Reference Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Reference Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Accordingly, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The Reference Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

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Diversification. A second major goal of the Reference Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Reference Index is rebalanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

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Continuity. A third goal of the Reference Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Reference Index from year to year. The Reference Index is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Reference Index.

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Liquidity. Another goal of the Reference Index is to provide a highly liquid index. The explicit inclusion of liquidity as a weighting factor helps to ensure that the Reference Index can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These principles represent goals of the Reference Index, its creators and owners and there can be no assurance that these goals will be reached by the index sponsors.

Oversight of the Reference Index

The index sponsors use a two-tier structure, comprised of a Supervisory Committee and an Advisory Committee, to oversee the Reference Index. The purpose of the two-tier structure is to expand the breadth of input into the decision-making process in respect of the Reference Index, while also providing a mechanism for more rapid reaction in the event of any market disruptions or extraordinary change in market conditions that may affect the Reference Index.

The Supervisory Committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by S&P Dow Jones Indices. The Supervisory Committee will make all final decisions relating to the Reference Index, given any advice and recommendations from the Advisory Committee. The Advisory Committee consists of six to twelve members drawn from the financial and academic communities. Both the Supervisory Committee and the Advisory Committee meet annually to consider any changes to be made to the Reference Index for the coming year. These committees may also meet at other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of the Reference Index.

As described in more detail below, the Reference Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Reference Index are determined each year by UBS under the supervision of the Supervisory Committee, announced after approval by the Supervisory Committee and implemented the following January. The composition of the Reference Index for 2013 was approved by the Supervisory Committee and announced in October 2012.

Composition of the Reference Index

Commodities Available for Inclusion in the Reference Index

A number of commodities have been selected that are believed to be sufficiently significant to the world economy to merit consideration for inclusion in the Reference Index and which are tradable through a qualifying related futures contract. With the

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exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”) and the contract for Brent Crude Oil, each of the potential commodities is the subject of a futures contract that trades on a U.S. exchange. The 24 potential commodities currently considered for inclusion in the Reference Index are: aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybeans, soybean oil, soybean meal, sugar, tin, unleaded gasoline, wheat and zinc.

The 20 Reference Index commodities selected for 2013 are as follows: aluminum, crude oil (Brent crude oil and WTI crude oil), coffee, copper, corn, cotton, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, soy meal, sugar, unleaded gasoline, wheat (wheat and KCBT wheat) and zinc.

Designated Contracts for Each Commodity

A futures contract known as a designated contract is selected for each commodity. Where UBS believes that there exists more than one futures contract with sufficient liquidity to be chosen as a designated contract for a commodity, UBS has historically selected the futures contract that is traded in North America and denominated in dollars (except in the case of the commodities for which LME contracts have been selected). When more than one such contract has existed, UBS has selected the most actively traded contract. Although there is no current intention to do so, UBS may in the future select contracts that are traded outside of the United States or are traded in currencies other than the U.S. dollar. The process is reviewed by the Supervisory Committee and the Advisory Committee. Data concerning this designated contract will be used to calculate the DJ-UBS Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that designated contract.

The Reference Index Is a Rolling Index

The Reference Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The roll for each contract occurs over a period of five DJ-UBS Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position, and the Reference Index is a “rolling index”.

A “DJ-UBS Business Day” is a day on which the sum of the Reference Index Percentages (as defined in the section entitled “—Determination of Composition and Weightings of the DJ-UBS Commodity Index” below) for the Reference Index commodities that are open for trading is greater than 50%. For example, based on the weighting of the Reference Index commodities for 2012, if the CME Group which, following CME’s merger with the CBOT in July 2007, now includes the CBOT and the New York Mercantile Exchange (“NYMEX”) are closed for trading on the same day, a DJ-UBS Business Day will not exist.

Determination of Composition and Weightings of the Reference Index

The composition and weighting of the Reference Index is determined by UBS, under the supervision of the Supervisory Committee, each year.

In determining which commodities will be included in the Reference Index and their relative weightings for a given year, UBS looks to both liquidity and U.S. dollar-adjusted production data in 2/3 and 1/3 shares, respectively. For each of the 24 commodities designated for potential inclusion in the DJ-UBS Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic U.S. dollar value of the designated contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the DJ-UBS Commodity Index. The CPP is determined for each commodity by taking a five-year average of world production figures, adjusted by the historic U.S. dollar value of the designated contract, and dividing the result by the sum of such production figures for all commodities which were designated for potential inclusion in the DJ-UBS Commodity Index.

The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Reference Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Reference Index and their respective percentage weights. The diversification rules are as follows:

•	No related group of commodities designated as a “Commodity Group” may constitute more than 33% of the Reference Index. The Commodity Groups are:

•	Energy (currently including crude oil, heating oil, natural gas and unleaded gasoline)

•	Grains (currently including corn, soybeans, soybean meal, and wheat)

•	Industrial Metals (currently including aluminum, copper, nickel and zinc)

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•	Livestock (currently including lean hogs and live cattle)

•	Precious Metals (currently including gold and silver)

•	Softs (currently including coffee, cotton and sugar)

•	Vegetable Oils (currently including soybean oil)

•	No single commodity may constitute more than 15% of the Reference Index.

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Reference Index.

•	No single commodity may constitute less than 2% of the Reference Index. Note that effective January 2013, the Supervisory Committee announced it would relax this standard.

Following the annual reweighting and rebalancing of the Reference Index in January, the percentage of any single commodity or commodity group at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Annual Reweightings and Rebalancings of the Reference Index

The Reference Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Reference Index are determined each year by UBS under the supervision of the Supervisory Committee, after approval by the Supervisory Committee and implemented the following January. The composition of the Reference Index for 2013 was approved by the Supervisory Committee and announced in October 2012.

2013 Designated Contracts and Target Weightings

The 20 Reference Index commodities selected for 2013 are as follows: aluminum, crude oil (Brent crude oil and WTI crude oil), coffee, copper, corn, cotton, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, soy meal, sugar, unleaded gasoline, wheat (wheat and KCBT wheat) and zinc. The designated contracts for those commodities, and their target weights, are as follows:

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Table 1

2013 Reference Index Breakdown by Commodity

Commodity	Designated Contract	Exchange	Units	Quote	Target Weighting (%)[5]	CIMs
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	USD/metric ton	4.91%	0.10383566
Crude Oil (Brent Oil)	Brent Crude Oil	ICE	1,000 barrels	USD/barrel	5.79%	2.28393419
Crude Oil (WTI Crude Oil)	Light, Sweet Crude Oil	NYMEX	1,000 barrels	USD/barrel	9.21%	4.27951685
Coffee	Coffee “C”	NYBOT[1]	37,500 lbs	U.S. cents/pound	2.44%	70.67535627
Copper	Copper[2]	COMEX	25,000 lbs	U.S. cents/pound	7.28%	86.12013108
Corn	Corn	CBOT[3]	5,000 bushels	U.S. cents/bushel	7.05%	44.78365875
Cotton	Cotton	NYBOT[1]	50,000 lbs	U.S. cents/pound	1.77%	101.5166795
Gold	Gold	COMEX	100 troy oz.	USD/troy oz.	10.82%	0.28602687
Heating Oil	Heating Oil	NYMEX	42,000 gallons	U.S. cents/gallon	3.52%	50.84035025
Lean Hogs	Lean Hogs	CME	40,000 lbs	U.S. cents/pound	1.90%	95.81495616
Live Cattle	Live Cattle	CME	40,000 lbs	U.S. cents/pound	3.28%	107.4530186
Natural Gas	Henry Hub Natural Gas	NYMEX	10,000 mmbtu	USD/mmbtu	10.42%	138.2787332
Nickel	Primary Nickel	LME	6 metric tons	USD/metric ton	2.24%	0.00567892
Silver	Silver	COMEX	5,000 troy oz.	U.S. cents/troy oz.	3.90%	5.63928404
Soybeans	Soybeans	CBOT[3]	5,000 bushels	U.S. cents/bushel	5.50%	17.22455502
Soybean Oil	Soybean Oil	CBOT[3]	60,000 lbs	U.S. cents/pound	2.74%	238.9390381
Soy Meal	Soybean Meal	CBOT[3]	100 short tons	U.S. dollars/short ton	2.61%	0.27746763
Sugar	World Sugar No. 11	NYBOT[1]	112,000 lbs	U.S. cents/pound	3.88%	896.3511363
Unleaded Gasoline	Reformulated Blendstock for Oxygen Blending	NYMEX	42,000 gal	U.S. cents/gallon	3.46%	54.1307681
Wheat (Wheat)	Wheat	CBOT[3]	5,000 bushels	U.S. cents/bushel	3.43%	19.89150725
Wheat (KCBT Wheat)	Hard Red Winter Wheat	KBOT[4]	5,000 bushels	U.S. cents/bushel	1.32%	7.11848836
Zinc	Special High Grade Zinc	LME	25 metric tons	USD/metric ton	2.52%	0.0544305

[1]	The New York Board of Trade (NYBOT) was renamed ICE Futures U.S. in September 2007.
[2]

The Reference Index uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting of the Reference Index.

[3]	Following its merger with CME in July 2007, the new entity name for the CBOT is CME Indexes.
[4]	Kansas City Board of Trade
[5]

The target weighting for each commodity became effective in January of 2013 and remains fixed throughout the year. The actual weight of the commodity will vary during the year and may be higher or lower than the number shown in this table. The target weights are rounded to two decimal places.

Calculation and Publication of the Reference Index

The Reference Index is calculated by S&P Dow Jones Indices, in conjunction with UBS, by applying the impact of the changes to the prices of index components (based on their relative weightings).

The first step in calculating the Reference Index is to calculate the applicable “commodity index multipliers” or “CIMs”. Following application of the diversification rules discussed in the section entitled “—Composition of the Reference Index—Determination of Composition and Weightings of the Reference Index” above, CIPs are incorporated into the Reference Index by calculating the new unit weights for each index component. On a date near the beginning of each new calendar year, the CIPs, along with the settlement prices on that date for designated contracts included in the Reference Index, are used to determine a CIM for each index component. This CIM is used to achieve the percentage weightings of the index components, in U.S. dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each index component will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Once the CIMs are determined, the calculation of the value of the Reference Index is a mathematical process that reflects the performance of each index component.

At present, S&P Dow Jones Indices disseminates the Reference Index value approximately every 15 seconds (assuming the Reference Index value has changed within such 15-second interval) from 8:00 a.m. to 3:30 p.m., New York City time, and publishes a daily Reference Index value at approximately 5:00 p.m., New York City time, on each DJ-UBS Business Day on http://www.djindexes.com, on Reuters page “.DJUBS” and on Bloomberg under the ticker symbol “DJUBS”.

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Reference Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Reference Index may be adjusted in the event that the Reference Index Sponsor determines that any of the following index calculation disruption events exists:

•	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Reference Index on that day;

•	the settlement price of any futures contract used in the calculation of the Reference Index reflects the maximum permitted price change from the previous day’s settlement price;

•	the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Reference Index; or

•	with respect to any futures contract used in the calculation of the Reference Index that trades on the LME, a DJ-UBS Business Day on which the LME is not open for trading.

Additional information on the Reference Index is available on the following website: http://www.djindexes.com.

The Barclays Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM

The following is a description of the Barclays Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM including, without limitation, its composition, method of calculation and changes in its components. The information in this description reflects the policies of, and is subject to change by, Barclays Bank PLC, the Index Sponsor. You, as an investor in the Notes, should make your own investigation into the Index and the Index Sponsor has no obligation to consider your interests as a holder of the Notes. The Index Sponsor has no obligation to continue to publish the Index and may discontinue publication of the Index at any time in its sole discretion.

The Barclays Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return Index (the “Index”; Bloomberg ticker: “BCC3C3UP<Index>”) is a Barclays proprietary commodities index that seeks to give investors exposure to the potential returns of commodities that are represented by the Dow Jones-UBS Commodity Index—Excess Return (the “Reference Index” or the “DJ-UBSCI”; Bloomberg ticker: “DJUBS Index”), as modified by replacing the static schedule of futures contract expiration months employed in the Reference Index by applying the Enhancement Methodologies, as described further below. The Index seeks to give investors exposure to the performance of the same commodities that are included in the Reference Index at any given time (the “Index Commodities”), and seeks to generate returns that are greater than the Reference Index over time through the application of the Enhancement Methodologies.

The Index tracks a basket of exchange traded futures contracts (the “Index Contracts”) for the Index Commodities. However, while the Reference Index rolls its exposure monthly from the Lead Future to the Next Future for each Index Commodity in accordance with a pre-determined roll schedule during the Reference Index Roll Period, the Index may (except with respect to precious metals commodities) at any time track one of a number of future contracts with more distant expiration dates (as opposed to the Next Future), as selected through the application of the Enhancement Methodologies (each selected contract, a “Selected Contract”). The Enhancement Methodologies consist of the Roll Yield, Seasonal and Momentum Alpha Methodologies, each of which is described below. No Enhancement Methodology is applied to precious metals commodities, and with respect to those commodities, the Index rolls monthly from the Lead Futures to the Next Futures in accordance with the Reference Index’s pre-determined roll schedule. The Enhancement Methodologies are administered by the Index Sponsor.

Index Contracts with roll schedules determined using the Momentum Alpha and Roll Yield methodologies are derived by using a dynamic selection process as described below under “—Contract Selection using the Momentum Alpha Methodology” and “—Contract Selection using Roll Yield Methodology”. Index Contracts with roll schedules determined using the Seasonal methodology close out their position in the futures contracts scheduled to expire in December of the current calendar year in October of such calendar year and establish a new position in the futures contracts scheduled to expire in December of the immediately following calendar year, as described below under “—Contract Selection using the Seasonal Methodology”. Any precious metals Index Contracts included in the Index (currently gold and silver), however, do not use any Enhancement Methodology to determine their respective roll schedules, but instead roll monthly from the current futures contract to the roll futures contract in accordance with the pre-determined roll schedule employed by the Reference Index.

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The level of the Index is calculated using the same methodology as the Reference Index, except for adjustments to reflect the modified roll schedules which may result from using the Enhancement Methodologies for each relevant Index Commodity as described further below.

The Index is a proprietary index developed, owned and calculated by Barclays Bank PLC (the “Index Sponsor”), and is denominated in U.S. dollars. The Index Sponsor calculates the level of the Index at the close of business, New York time, on each Index Business Day with respect to the prior Index Business Day and publishes it on http://ecommerce.barclays.com/indices (or any successor thereto) shortly thereafter. Information contained on this web site is not incorporated by reference herein and should not be considered a part hereof. The level of the Index is also reported on Bloomberg under the ticker “BCC3C3UP<Index>” or any successor thereto.

An “Index Business Day” is a day on which the Reference Index is calculated and published by S&P Dow Jones Indices and UBS, as determined by the Index Sponsor. Any deviation from such Index Business Day schedule will be announced by the Index Sponsor.

Contract Selection Through the Application of the Enhancement Methodologies

The relevant Enhancement Methodology to be applied to each commodity that is currently included in the Reference Index (other than commodities in the precious metals group, for which no Enhancement Methodology applies) are described in Table 2 below:

Table 2: Enhancement Methodologies by Index Contract

Commodity	Current Designated Contract	Enhancement Methodology
Energy
Crude Oil (Brent)	Brent Crude	Roll Yield
Crude Oil (WTI)	Light, Sweet Crude Oil	Roll Yield
RBOB Gas	Reformulated Blendstock for Oxygen Blending	Roll Yield
Heating Oil	Heating Oil	Seasonal
Natural Gas	Henry Hub Natural Gas	Seasonal
Industrial Metals
Aluminium	High Grade Primary	Roll Yield
Copper	Copper*	Roll Yield
Nickel	Primary Nickel	Roll Yield
Zinc	Special High Grade	Roll Yield
Precious Metals
Gold	Gold	None
Silver	Silver	None
Agriculture
Wheat (Wheat)	Wheat	Momentum Alpha
Wheat (KCBT Wheat)	Kansas Wheat	Momentum Alpha
Corn	Corn	Momentum Alpha
Soybeans	Soybeans	Momentum Alpha
Soybean Meal	Soybean Meal	Momentum Alpha
Cotton	Cotton	Momentum Alpha
Sugar	World Sugar #11	Momentum Alpha
Coffee	Coffee “C”	Momentum Alpha
Soybean Oil	Soybean Oil	Momentum Alpha
Livestock
Live Cattle	Live Cattle	Momentum Alpha
Lean Hogs	Lean Hogs	Momentum Alpha

*

DJ-UBSCISM, and therefore, the Index, uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices DJ-UBSCISM uses LME volume data in determining the weighting of DJ-UBSCISM which is referenced by the Index in arriving at its own target weighting.

New Designated Contracts

As discussed further herein, the underlying physical commodities represented by the Index will be the same as those represented by the Reference Index, and the Index Contracts underlying the Index will correspond to the Designated Contracts for each physical commodity underlying the Reference Index, except that the Index Contracts may be one of a number of futures contracts with more

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distant expiration dates when compared to the Designated Contracts comprising the Reference Index. Other than with respect to precious metals commodities, the Index Contracts underlying the Index will be determined by reference to an Enhanced Methodology described below.

If a new physical commodity, and therefore a new Designated Contract, is included in the Reference Index by S&P Dow Jones Indices or if S&P Dow Jones Indices replaces the Designated Contract underlying the Reference Index, the Enhancement Methodology applied to the corresponding new Index Contract will be determined as follows:

a)	if the new Index Contract is in respect of a precious metal, then no Enhancement Methodology will be applied; or

b)	if the new Index Contract is in respect of an industrial metal or an energy commodity other than heating oil, natural gas or gas oil and the Index Sponsor publishes the Roll Yield Methodology for such futures contract, then the Roll Yield Methodology shall be used; or

c)	if the new Index Contract is in respect of heating oil, natural gas or gas oil and the Index Sponsor publishes the Seasonal Methodology for such futures contract, then the Seasonal Methodology shall be used; or

d)	if the new Index Contract is in respect of a commodity other than a precious metal, industrial metal or energy commodity and the Index Sponsor publishes the Momentum Alpha Methodology for such futures contract, then the Momentum Alpha Methodology shall be used; or

e)	if the new Index Contract does not qualify under (b), (c), or (d) above, then no Enhancement Methodology will be applied.

Contract Selection Using Roll Yield Methodology

On the fourth Roll Yield Business Day of each month (the “Roll Yield Observation Date”), and for each futures contract that forms part of the Reference Index or that will form part of the Reference Index following the Reference Index Roll Period, and consequently that will constitute an Index Contract following the application of the Roll Yield Methodology, a rules-based selection process is used to determine the Selected Contract for inclusion in the Index. Specifically, the Selected Contract for each relevant Index Contract will be the futures contract with the highest Implied Roll Yield as determined using the following steps. “Roll Yield Business Day” means a day determined in accordance with the NYSE Euronext Holiday & Hours schedule, as published on the NYSE Euronext website or any successor thereto; any deviation from such schedule will be announced by the Index Sponsor.

Step 1: Calculate the Implied Roll Yield for each Relevant Commodity

The “Implied Roll Yield” for a commodity is determined by comparing the difference between the closing price of each Eligible Contract (as defined below) on each Roll Yield Observation Date and the closing price of the futures contract with the delivery month immediately prior to the expiration of each Eligible Contract (the “Preceding Contract”). This price differential is then adjusted to account for varying number of calendar days between the Roll Yield Observation Date and the expiration dates of the two contracts referred to above.

Each futures contract for the relevant commodity due to expire within 273 calendar days from and excluding the Roll Yield Observation Date, and part of Table 3(a) is considered an “Eligible Contract.”

Table 3(a): Potential Eligible Contracts

Commodity	Bloomberg Ticker	Eligible delivery month
Crude Oil (Brent)	CO	F	G	H	J	K	M	N	Q	U	V	X	Z
Crude Oil (WTI)	CL	F	G	H	J	K	M	N	Q	U	V	X	Z
RBOB Gas	XB	F	G	H	J	K	M	N	Q	U	V	X	Z
Aluminium	LA	F	G	H	J	K	M	N	Q	U	V	X	Z
Copper	HG	H	K	N	U	Z
Nickel	LN	F	G	H	J	K	M	N	Q	U	V	X	Z
Zinc	LX	F	G	H	J	K	M	N	Q	U	V	X	Z

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Table 3(b) below lists the delivery months associated with each letter in Table 3(a) above. For example, in Table 3(a), the eligible delivery months for the Selected Contract for Copper will be any of the following: the futures contract that expires in March, May, July, September or December based on the delivery months associated with the letters H, K, N, U or Z in Table 3(a).

Table 3(b): Contract Delivery Month Letters

Delivery Month	Letter	Delivery Month	Letter	Delivery Month	Letter
January	F	May	K	September	U
February	G	June	M	October	V
March	H	July	N	November	X
April	J	August	Q	December	Z

Step 2: Determine the Selected Contract

The Selected Contract will be the Eligible Contract with the highest Implied Roll Yield. If more than one Eligible Contract has the same highest Implied Roll Yield, the futures contract with the earliest maturity is selected.

Historical Selection of Selected Contracts using the Roll Yield Methodology

Table 4 below shows the monthly Selected Contracts selected using the Roll Yield Methodology since April 2012. The Selected Contract is the futures contract that expires in the month specified in this table.

The Index was launched on May 11, 2010. As such, historical data relating to the performance of the Index is limited. Past performance is not indicative of future performance.

Table 4: Contract Selection using the Roll Yield Enhancement Methodology from April 2012 to May 2013

	Brent Crude Oil	WTI Crude Oil	RBOB Gas	Aluminium	Copper (US)	Nickel	Zinc
For Month	CO	CL	XB	LA	HG	LN	LX
Apr-12	Oct, 2012	Jan, 2013	Oct, 2012	Dec, 2012	Dec, 2012	Nov, 2012	Jun, 2012
May-12	Oct, 2012	Feb, 2013	Oct, 2012	Jan, 2013	Jul, 2012	Nov, 2012	Aug, 2012
Jun-12	Oct, 2012	Mar, 2013	Oct, 2012	Jan, 2013	Dec, 2012	Feb, 2013	Feb, 2013
Jul-12	Oct, 2012	Apr, 2013	Oct, 2012	Oct, 2012	Dec, 2012	Feb, 2013	Oct, 2012
Aug-12	Nov, 2012	May, 2013	Oct, 2012	Feb, 2013	Dec, 2012	Feb, 2013	Feb, 2013
Sep-12	Mar, 2013	Jun, 2013	Nov, 2012	Jan, 2013	Dec, 2012	Feb, 2013	Feb, 2013
Oct-12	Jan, 2013	Jul, 2013	Dec, 2012	Jan, 2013	Dec, 2012	Jun, 2013	Jun, 2013
Nov-12	Feb, 2013	Aug, 2013	Jul, 2013	Jan, 2013	Jul, 2013	Feb, 2013	Jun, 2013
Dec-12	Mar, 2013	Sep, 2013	Sep, 2013	Jun, 2013	Jul, 2013	Apr, 2013	May, 2013
Jan-13	Apr, 2013	Oct, 2013	Oct, 2013	Jul, 2013	Jul, 2013	Sep, 2013	Aug, 2013
Feb-13	Sep, 2013	Nov, 2013	Oct, 2013	Jul, 2013	Sep, 2013	Aug, 2013	Aug, 2013
Mar-13	Jun, 2013	Dec, 2013	Oct, 2013	Jul, 2013	Sep, 2013	Nov, 2013	Nov, 2013
Apr-13	Oct, 2013	Jan, 2014	Oct, 2013	Jul, 2013	Dec, 2013	Aug, 2013	Nov, 2013
May-13	Dec, 2013	Jan, 2014	Oct, 2013	Jan, 2014	Jul, 2013	Jan, 2014	Aug, 2013

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Contract Selection Using Seasonal Methodology

For each futures contract that forms part of the Reference Index or that will form part of the Reference Index following the Reference Index Roll Period, and consequently that will constitute an Index Contract following the application of the Seasonal Methodology, the Selected Contract for purposes of the Index is either the contract that is scheduled to expire in December of the relevant current calendar year, or the contract scheduled to expire in December of the immediately following calendar year. The Index maintains its exposure to the relevant Index Commodity by closing out its position in the relevant futures contract that is scheduled to expire in December of the current calendar year during the Reference Index Roll Period of October of such calendar year and establishing a new position in the futures contract scheduled to expire in December of the immediately following calendar year.

Table 5: Roll Schedule for the Seasonal Methodology

Commodity	Futures Contract	Futures Contract Delivery Months as at the Start of Each Month
		Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec

Heating Oil	Heating Oil	Dec	Dec	Dec	Dec	Dec	Dec	Dec	Dec	Dec	Dec	Dec+1	Dec+1

Natural Gas	Henry Hub Natural Gas	Dec	Dec	Dec	Dec	Dec	Dec	Dec	Dec	Dec	Dec	Dec+1	Dec+1

For example, on the first Index Business Day of November, the Selected Contract for heating oil will be the futures contract with a delivery month of December of the next calendar year.

Historical Selection of Selected Contracts using the Seasonal Methodology

Table 6 below shows the monthly Selected Contracts from April 2012 selected using the Seasonal Methodology. The Selected Contract is the futures contract that expires in the month specified in this table.

The Index was launched on May 11, 2010. The Index was launched on May 11, 2010. As such, historical data relating to the performance of the Index is limited. Past performance is not indicative of future performance.

Table 6: Contract Selection using the Seasonal Methodology from April 2012 to May 2013

For Month	Heating Oil	Natural Gas
Apr-12	Dec, 2012	Dec, 2012
May-12	Dec, 2012	Dec, 2012
Jun-12	Dec, 2012	Dec, 2012
Jul-12	Dec, 2012	Dec, 2012
Aug-12	Dec, 2012	Dec, 2012
Sep-12	Dec, 2012	Dec, 2012
Oct-12	Dec, 2013	Dec, 2013
Nov-12	Dec, 2013	Dec, 2013
Dec-12	Dec, 2013	Dec, 2013
Jan-13	Dec, 2013	Dec, 2013
Feb-13	Dec, 2013	Dec, 2013
Mar-13	Dec, 2013	Dec, 2013
Apr-13	Dec, 2013	Dec, 2013
May-13	Dec, 2013	Dec, 2013

Contract Selection Using Momentum Alpha Methodology

On the last Momentum Alpha Business Day of each month (the “Momentum Alpha Observation Date”), and for each futures contract that forms part of the Reference Index or that will form part of the Reference Index following the Reference Index Roll Period, and consequently that will constitute an Index Contract following the application of the Momentum Alpha Methodology, a rules-based selection process is used to determine the Selected Contract for inclusion in the Index. “Momentum Alpha Business Day” means a day determined in accordance with the NYSE Euronext Holiday & Hours schedule, as published on the NYSE Euronext website or any successor thereto; any deviation from such schedule will be announced by the Index Sponsor.

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The Selected Contract for each relevant Index Contract will be the futures contract in which the Selected Tenor Index will invest during the roll period immediately following the Momentum Alpha Observation Date. For each relevant commodity, a “Selected Tenor Index” is determined using the following steps:

Step 1: Calculate the Average Alpha Return for each Eligible Tenor Index

A “Tenor Index” for a commodity tracks the performance of holding and rolling a series of futures contracts for a commodity. Each “Nearby Index” tracks the performance of holding and rolling its position in the next nearby futures contract (or the contract closest to expiration that satisfies its pre-determined roll schedule). The Nearby, 1-month, 2-month and 5-month Tenor Indices for each commodity (collectively, the “Eligible Tenor Indices”) track the performance of holding and rolling into futures contracts that will underlie the Nearby Index for the same commodity currently held, 1 month in the future, 2 months in the future, and 5 months in the future, respectively.

The “Average Alpha Return” for each Eligible Tenor Index is constructed to measure the performance of each Eligible Tenor Index relative to the performance of the Nearby Index for the same underlying commodity over the preceding 252 Momentum Alpha Business Days. The Average Alpha Return for each Eligible Tenor Index is equal to the arithmetic average of the Annual Alpha Returns for such Eligible Tenor Index on the preceding five Momentum Alpha Business Days up to and including the Momentum Alpha Observation Date. On any Momentum Alpha Business Day, the “Annual Alpha Return” for each Eligible Tenor Index represents the compounded difference between the daily return on each Eligible Tenor Index and the daily return on the Nearby Index over the preceding 252 Momentum Alpha Business Days (up to and including the current Momentum Alpha Business Day).

Step 2: Identify the Candidate Index

Next, the Average Alpha Returns as of the Momentum Alpha Observation Date for each Eligible Tenor Index for a particular commodity are compared, and the Eligible Tenor Index with the highest Average Alpha Return is deemed to be the “Candidate Index”. If two or more Eligible Tenor Indices have the same highest Average Alpha Return, the Eligible Tenor Index with the shortest tenor (i.e., the Eligible Tenor Index that tracks the shortest tenor futures contracts) will be deemed to be the Candidate Index.

Step 3: Compute the Incumbency Ratio of the Candidate Index and Determine the Selected Tenor Index

The “Incumbency Ratio” of a Candidate Index on a Momentum Alpha Observation Date means the percentage difference between the Average Alpha Return of the Candidate Index and the Average Alpha Return of the Selected Tenor Index chosen on the immediately preceding Momentum Alpha Observation Date (the “Incumbent Index”), relative to the difference between the highest and lowest Average Alpha Returns for all Eligible Tenor Indices for such commodity.

If the Incumbency Ratio is:

•	more than 5%, the Candidate Index is deemed to be the Selected Tenor Index;

•	less than or equal to 5%, the Incumbent Index remains the Selected Tenor Index.

In the roll period immediately following each Momentum Alpha Observation Date, the Selected Contract into which each Momentum Alpha Index will roll will be the futures contract in which the Selected Tenor Index will invest during the next roll period.

Historical Selection of Selected Tenor Indices Using the Momentum Alpha Methodology

Table 7 below shows the monthly Selected Tenor Indices selected using the Momentum Alpha Methodology since April 2012. A value of “0” indicates the Nearby Tenor Index and other numbers indicate the “n”-months Tenor Index.

The Index was launched on May 11, 2010. The Index was launched on May 11, 2010. As such, historical data relating to the performance of the Index is limited. Past performance is not indicative of future performance.

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Table 7: Tenor Index Selections using the Momentum Alpha Methodology from April 2012 to May 2013

	Lean Hogs	Live Cattle	Corn	Soybeans	Soybean Oil	Soybean Meal	Coffee	Cotton	Sugar	Wheat	KCBT Wheat
For Month	LH	LC	C	S	BO	SM	KC	CT	SB	W	KW
Apr-12	5	5	2	1	5	0	5	5	0	0	5
May-12	5	5	2	1	5	0	5	5	0	0	5
Jun-12	0	5	5	1	5	0	5	5	0	0	5
Jul-12	0	5	1	1	5	1	5	5	0	0	0
Aug-12	5	5	1	1	5	1	0	0	0	0	0
Sep-12	5	5	1	1	5	1	5	0	0	0	0
Oct-12	5	5	1	1	5	1	5	0	0	0	0
Nov-12	0	5	1	0	5	1	5	0	0	0	0
Dec-12	0	5	1	1	5	1	5	0	0	0	5
Jan-13	0	5	1	5	5	1	5	0	0	0	5
Feb-13	0	5	1	1	5	1	5	0	0	0	5
Mar-13	0	5	1	1	5	1	5	0	0	0	5
Apr-13	0	5	1	1	5	1	1	0	0	0	5
May-13	0	0	1	5	5	5	1	0	0	1	5

Monthly Rebalancing of the Index Commodities in the Index

The Index references futures contracts that may have different delivery months than the futures contracts underlying the Reference Index, and therefore, the relative weighting of the commodities in the Index will not match exactly the relative weights of the commodities in the Reference Index on any given day. In order to reduce potential percentage weighting differences between the Index and the Reference Index and to minimize the tracking error to the Reference Index, the Index rebalances the relative weights of the Index Commodities over each monthly Roll Period to target the then prevailing weights of the Index Commodities in the Reference Index (the “Monthly Rebalancing”).

On the Index Business Day immediately preceding the commencement of each Roll Period, the Index Sponsor determines the target weight for the Index Commodities based on an estimate of the expected weights of the Index Commodities in the Reference Index at the end of such Roll Period. Also on such Index Business Day, the same process used to determine the annual CIMs for the Reference Index on the CIM Determination Date each January is used to determine the CIMs for the Index. However, as the futures contracts underlying the Index may not correspond to the futures contracts underlying the Reference Index, the closing prices used as part of such calculation may differ. The CIMs calculated as part of the monthly rebalancing process, using the prices of the futures contracts underlying the Index, are therefore referred to as the “Adjusted CIMs”. The relative weights of the Index Commodities are then rebalanced during each Roll Period, using these Adjusted CIMs, in the same manner as the process used to re-weight the Reference Index each January.

As discussed above, the target weights for the Index Commodities underlying the Index are based on an estimate of the expected weights of the Index Commodities underlying the Reference Index immediately following the Roll Period. As a result, the relative weights of the Index Commodities underlying the Index immediately following the Roll Period may not correspond exactly to the relative weights of the Index Commodities underlying the Reference Index. The Index was launched on May 11, 2010.

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The Index Return Calculations

The Reference Index is calculated by S&P Dow Jones Indices, in conjunction with UBS, by applying the impact of the changes to the futures prices of commodities included in the Reference Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the value of the Reference Index is a mathematical process whereby the products of the CIM and the contract price in U.S. dollars for each Reference Index commodity are summed. Two such summations are made in parallel: first, using contracts with nearby settlement dates (i.e., the Lead Future) for each Reference Index commodity; and second, using contracts with deferred settlement dates (i.e., the Next Future) for each Reference Index commodity. During the first five Reference Index Business Days of each calendar month, the value of the Reference Index is adjusted daily by the percentage change of the sum calculated using nearby settlement dates. During the subsequent five-day rollover period (i.e., beginning with and including the sixth Index Business Day through and including the tenth Index Business Day of each month), the value of the Reference Index is adjusted daily by reference to the sums calculated for both nearby settlement dates and deferred settlement dates, according to pre-determined roll percentages that gradually favor the deferred settlement date sums. Following the five-day rollover period, daily adjustments for the remainder of the calendar month are made using the sum calculated using deferred settlement dates. See “The Reference Index—Calculation of the Reference Index” above.

The Reference Index is an excess return index, reflecting the total returns available as a result of changes in the prices of the underlying futures contracts, any roll yield (which may be positive or negative) generated from rolling from one futures contract to another, and excludes the interest returns on a hypothetical fully collateralized investment in Treasury bills.

The level of the Index is deemed to have been 100.0000 as of December 30, 1999, which we refer to as the “Index commencement date”. For each Index Business Day thereafter, the level of the Index will be calculated by the Index Sponsor in accordance with the Reference Index methodology, except that, for purposes of calculation, in respect of each commodity that forms part of, or that, after the next Reference Index Roll Period will form part of, the Reference Index:

1.	the Lead Future of that commodity on such Index Business Day will be deemed to be the current futures contract of that commodity in the Index (i.e., the Selected Contract of that commodity as determined by the relevant Enhancement Methodology, on the second Observation Date preceding such Index Business Day);

2.	the Next Future of that commodity for such Index Business Day will be deemed to be the Selected Contract of that commodity as determined by the relevant Enhancement Methodology on the immediately preceding Observation Date;

3.	the Commodity Index Multiplier for the futures contract then currently included in the Index will be deemed to be the Adjusted CIM for such futures contract, as determined in accordance with the monthly rebalancing process; and

4.	the Commodity Index Multiplier for the Selected Contract into which the Index will roll in the subsequent Reference Index Roll Period shall be the Adjusted CIM for such Selected Contract, as determined in accordance with the monthly rebalancing process.

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Historical Performance of the Index Compared to the Reference Index

The following graph sets forth the historical performance of the Index compared with the performance of the Reference Index based on the daily closing levels from May 11, 2010 through May 16, 2013. Solely for purposes of illustration, the level of the Reference Index was rebased to 100.0000 as of May 11, 2010. On May 16, 2013, the closing level of the Index was 326.9471.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Index was launched on May 11, 2010. As such, historical data relating to the performance of the Index is limited. Past performance is not indicative of future performance.

Index Disruption Events

If, on any Index Business Day, an “Index Disruption Event” (as defined below) occurs that, in the sole discretion of the Index Sponsor, affects the Index, the Index Sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the Index Sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index level as the Index Sponsor considers appropriate in order to maintain the objectives of the Index;

•	defer publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no Index Disruption Event is occurring;

•	defer or suspend publication of the Index in its sole discretion at any time; and/or

•	discontinue supporting the Index or terminate the calculation of the Index level and the publication of the Index level.

Any of the following will be an “Index Disruption Event”:

•

a material limitation, suspension or disruption in the trading of any Index Contract (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of any Index Contract imposed by the

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commodities exchange on which such Index Contract is traded by reason of movements exceeding “limit up” or “limit down” levels permitted by such commodities exchange) that results in a failure by the relevant commodities exchange on which such Index Contract is traded to report the closing price of such Index Contract on any Index Business Day;

•

(a) any of the Index Contracts has ceased (or will cease) to have their prices publicly quoted, (b) any of the Index Contracts has ceased (or will cease) to be traded on the primary trading facility or commodities exchange for such Index Contract, or (c) there has been (or there is pending) an announcement by the primary trading facility or commodities exchange for any of the Index Contracts (including, but not limited to, any proposed discontinuation of trading of such Index Contract on such primary trading facility or exchange, or the proposed replacement of such Index Contract with a futures contract with a different specification) that can reasonably be expected to have a material impact on the liquidity of such Index Contract on such primary trading facility or commodities exchange, in each case as determined by the Index Sponsor;

•

the Index Sponsor determines, at any time, that (a) there has been (or there is pending) a change in taxation generally affecting commercial banks organized and subject to tax in the United Kingdom (including, but not limited to, any tax generally imposed on commercial banks organized and subject to tax in the United Kingdom), or (b) there has been (or there is pending) a change in taxation affecting market participants in the United Kingdom or the United States generally who hold positions in any of the Index Contracts (including, but not limited to, any tax generally imposed on market participants in the United Kingdom or the United States generally who hold positions in any of the Index Contracts;

•	an Index Force Majeure Event, as defined below, that lasts for at least 30 consecutive calendar days; and/or

•

there shall have occurred any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index (including as a result of any modification to the Enhancement Methodologies or otherwise) or the reputation of the Index as a fair and tradable benchmark.

The following event will not be an Index Disruption Event:

•

a limitation on the hours or numbers of days of trading on any commodities exchange on which any Index Contract is traded, but only if the limitation results from an announced change in the regular business hours of the relevant commodities exchange.

Reference Index Change Events

If a “Reference Index Change Event” occurs, the Index Sponsor shall modify the Index in order to reflect the changes to the Reference Index, except in circumstances where, as a result of such changes:

•	the Index would cease to be a “tradable” Index that is readily accessible to market participants;

•	it would be impossible or impractical for the Index Sponsor to continue to apply the methodology of the Index, which, for the avoidance of doubt, includes the Enhancement Methodologies;

•	it would be impossible or infeasible, technically or otherwise, to calculate the Index; and/or

•	it would make the Index non-representative of market prices or undermine the objectives of the Index or the reputation of the Index as a fair and tradable benchmark,

in each case as determined in the sole discretion of the Index Sponsor, in which case the Index Sponsor may, in its sole discretion:

•	make such determinations and/or adjustments to the Index as the Index Sponsor considers necessary in order to maintain the objectives of the Index; or

•	continue to use the version of the Index that was used by the Index Sponsor to calculate the level of the Index immediately prior to the Reference Index Change Event.

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Notwithstanding the above, if a new Designated Contract is added to the Reference Index, the relevant Index Contract shall be determined by the Index Sponsor in accordance with the Index methodology described above.

A “Reference Index Change Event” means any change to the Reference Index made by the Reference Index Sponsors as determined by the Reference Index Sponsor in its sole discretion.

Index Force Majeure Events

If, on any Index Business Day, an “Index Force Majeure Event” occurs that, in the sole discretion of the Index Sponsor, affects the Index, the Index Sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the Index Sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index level as the Index Sponsor considers appropriate in order to maintain the objectives of the Index; and/or

•	defer publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no Index Force Majeure Event is occurring.

An “Index Force Majeure Event” means any systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance or event that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines, in its sole discretion, affects that Index and/or any Index Contract.

Index Sponsor Determinations

All determinations with respect to the Index made by the Index Sponsor will be made in its sole discretion and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error. The Index Sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index level, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the Index Sponsor will not adjust or correct any previously published Index level other than in cases of manifest error.

Change in Index Methodology; Adjustments; Termination of the Index

While the Index Sponsor currently employs the methodology described above to calculate the Index, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Index is based). The Index Sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the Index Sponsor elects to make a modification or change in the methodology, the Index Sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the objectives of the methodology described above. The Index Sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the Index level and the frequency of publication of the Index level. The Index Sponsor expects to publish any such changes or modifications on http://ecommerce.barclays.com/indices (or any successor thereto). Information contained on this web site is not incorporated by reference herein and should not be considered a part hereof. The Index Sponsor also may, in its sole discretion, at any time and without notice, terminate the calculation and/or publication of the Index level.

Change in Law Redemption Event

Upon the occurrence of a Change in Law that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth herein.

For purposes of the above, “Change in Law” means (i) the adoption of, or change in, any applicable law, rule, regulation, or order by any court, tribunal, regulatory authority or exchange, or (ii) the promulgation or withdrawal of, or any change in, the interpretation by

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any court, tribunal, regulatory authority or exchange, or the issuance, revocation or modification of any applicable law, rule, regulation, order, exemption, position limit or “no-action” position of any regulatory authority or exchange, with competent jurisdiction of any applicable law, rule or regulation, interpretation, order or position occurring, in each case as set forth in (i) and (ii) above, after the initial valuation date. For the avoidance of doubt, if a Change in Law becomes effective only after a specified transition period, the occurrence of a Change in Law is not the date on which such Change in Law becomes effective but rather the date on which the Change in Law was officially adopted or enacted by the relevant body.

Hedging Disruption Redemption Event

We may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event. A “Hedging Disruption Event” means that we determine that we or our affiliates are unable or will become unable, after using commercially reasonable efforts, to either: (a) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any (i) positions or contracts in securities, options, futures, derivatives or foreign exchange, (ii) loans of stock or other securities or (iii) (without limiting the generality of the foregoing) any other instruments or arrangements, in each case of (i) through (iii), the purpose of which is to hedge, individually or on a portfolio basis, a portion or all of our obligations under the Notes (each, a “Hedge Position” and collectively, the “Hedge Positions”), including, without limitation, where such Hedge Positions would contribute to the breach of applicable position limits set by any regulatory or self-regulatory body, including any exchange or trading facility, whether on a standalone basis or as a result of any adjustment(s) to the commodity exposure incurred by us under the Notes; or (b) freely realize, recover, receive, repatriate, remit or transfer the proceeds of the Hedge Positions or the Notes.

Redemption Notice

If we elect to redeem the Notes following a Change in Law Redemption Event or a Hedging Disruption Event, we will deliver written notice as promptly as possible of such election to redeem to the Depository Trust Company (“DTC”) and to The Bank of New York Mellon, the trustee under the Senior Debt Indenture dated September 16, 2004 (the “Trustee”) (the date of such delivery being the “Notice Date”). In this scenario, the final valuation date will be deemed to be the Notice Date, and the Notes will be redeemed on the third business day following such deemed final valuation date, subject to market disruption events, at an amount equal to the redemption amount.

LICENSE AGREEMENT

Disclaimer

The Dow Jones-UBS Commodity IndexesSM are a joint product of DJI Opco, LLC (“DJI Opco”), a subsidiary of S&P Dow Jones Indices LLC, and UBS Securities LLC (“UBS Securities”), and have been licensed for use. Dow Jones® and DJ® are trademarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”); “UBS” is a registered trademark of UBS AG (“UBS AG”); S&P® is a registered trademark of Standard & Poor’s Financial Services LLC; and these trademarks have been licensed for use by DJI Opco and sublicensed for certain purposes by Barclays Bank PLC. The Barclays Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return Index, which references the Dow Jones-UBS Commodity Index, is not sponsored or endorsed by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates, but are published with their consent.

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-UBS Commodity Index, which is determined, composed and calculated by DJI Opco in conjunction with UBS Securities without regard to Barclays Bank PLC or the Notes. UBS Securities and DJI Opco have no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating DJ-UBSCI. None of Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash, surrendered or redeemed, as the case may be. None of Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to Notes customers, in connection with the administration, marketing or trading of the Notes. Notwithstanding the foregoing, UBS AG, UBS Securities, CME Group Inc., an affiliate of S&P Dow Jones Indices LLC, and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by Licensee, but which may be similar to and competitive with the Notes. In addition, UBS AG, UBS Securities, CME Group Inc. and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity Index and the Barclays Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return Index), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.

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It is possible that this trading activity will affect the value of the Barclays Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return Index and the Notes. Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Barclays Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their subsidiaries or affiliates. The information in this preliminary pricing supplement regarding the Dow Jones-UBS Commodity Index components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity Index components in connection with the Notes. None of Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity Index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete. NONE OF DOW JONES, UBS AG, UBS SECURITIES, DJI OPCO OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEX OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES, DJI OPCO OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES, DJI OPCO OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEX EXCESS RETURN OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES, DJI OPCO OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES, DJI OPCO OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG UBS SECURITIES, DJI OPCO AND BARCLAYS BANK PLC, OTHER THAN UBS AG AND THE LICENSORS OF DJI OPCO.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of the Notes may be made against payment for the Notes more than three business days following the Initial Valuation Date (that is, the Notes may have a settlement cycle longer than T+3). For considerations relating to the offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

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